Exhibit 99.1

                       Roy Lewis Joins Southwest
                Community Bank as Chief Credit Officer

    CARLSBAD, Calif.--(BUSINESS WIRE)--Oct. 27, 2005--Southwest Community Bancorp (Nasdaq:SWCB), the holding company for Southwest Community Bank, today announced Roy Lewis, formerly CEO of Ramona National Bank and Inland Empire National Bank, has joined its management team as Executive Vice President and Chief Credit Officer.
    "With the continued growth in our portfolio and market coverage, we decided it was time to expand the depth of our lending staff in order to maintain our strategic objectives," said Frank J. Mercardante, Chief Executive Officer. "An experienced banker and successful entrepreneur, Roy is one of the region's finest bankers and most experienced lenders. With more than 36 years of community bank experience at all levels of management, Roy has the expertise, leadership ability and proven talent to maintain our strict underwriting culture while helping us to continue to grow a profitable loan portfolio."
    Prior to joining Southwest Community Bank, Lewis was one of the founders and served as Chief Executive Officer of Ramona National Bank. He also served as Chief Credit Officer for Redlands Centennial Bank (now 1st Centennial Bancorp), CEO for Inland Empire National Bank and president of Hood River County Bank for Pacwest Bancorp in Oregon. A graduate of Pepperdine University, Lewis lives in Ramona, California, with his wife and is the father of five grown children with six grandchildren.
    Diane Sitar, who has served the Bank in various credit management positions since October 2000, is assuming the position of Senior Vice President, Credit Administration, where she will oversee all aspects of loan portfolio administration, including risk management, loan processing and loan servicing. "Diane's exceptional attention to detail and strong organizational and credit skills will continue to underpin our ability to generate solid profitable growth in our franchise," Mercardante said.
    On October 24, the company reported record third quarter profits fueled by an increasing net interest margin, improving efficiencies and an expanding franchise in the fast-growing Southern California market. Excluding income from the sale of its item processing subsidiary in June, income from continuing operations increased 85% to $2.3 million, or $0.53 per diluted share, in the third quarter compared to $1.3 million, or $0.32 per diluted share, in the third quarter of 2004.

    About Southwest Community Bancorp

    Southwest Community Bancorp operates Southwest Community Bank, a San Diego County headquartered community bank with eight full-service offices in Carlsbad, Encinitas, San Diego, Escondido, El Cajon, Murrieta, Anaheim and San Bernardino, all in California; and loan production offices in Glendale and Fullerton, California; Lincolnshire, Illinois; and Ashburn, Virginia. For more information, visit www.swcbank.com.

    Forward-Looking Comments: Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained in this release to reflect future events or developments.



    CONTACT: Southwest Community Bancorp
             Frank J. Mercardante, Chief Executive Officer
             760-918-2620
             or
             Alan J. Lane, President and COO
             760-918-2608